Cellegy Reports 2005 Financial Results

Huntingdon Valley, PA – March 31, 2006 – Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB) announced its 2005 financial results today.

Net loss for the years ended December 31, 2005 and 2004 were $5,007,639 ($.18 per share) and $28,154,062 ($1.28 per share), respectively, with revenues of $12,835,345 and $2,596,377, respectively. Research expenses were $8,481,105 and $9,599,310 in 2005 and 2004, respectively, and selling, general and administrative expenses were $9,248,820 and $6,641,205. Results for 2005 include the first full year of operations of Biosyn, Inc., which Cellegy acquired in October 2004. The net loss for 2004 included approximately $15.0 million in acquired in process technology incurred in connection with the acquisition of Biosyn.

Included in 2005 revenues is $6.5 million of licensing revenue recognized in connection with the settlement of a lawsuit with PDI, Inc in April 2005. Revenues also included $4.4 million in grants in 2005 compared to $1.0 million in 2004 due to the inclusion of a full year of Biosyn’s operations in 2005. Product sales were $1.2 million in 2005 compared to $0.7 million in 2004. Higher revenues in 2005 reflected the launch of Rectogesic® in 2005 in the United Kingdom and approximately $0.6 million of Rectogesic sales in the Pacific Rim.

Cash, restricted cash and investments at December 31 2005 and 2004 were $2.3 million $8.9 million, respectively, and were $2.3 million at September 30, 2005. In 2005, the Company completed a $5.7 million PIPE financing and received a $2.0 million licensing payment in the fourth quarter from ProStrakan in connection with the renegotiation of its licensing agreement concerning Rectogesic. In 2005, the Company also issued non-interest bearing notes payable with a face amount of $6.5 million and paid $2.0 million to PDI in connection with settlement of litigation between the two companies.

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About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention and gastrointestinal disorders. Savvy® (C31G vaginal gel), a novel microbicide gel product for contraception and the reduction in transmission of HIV in women, is currently undergoing Phase 3 clinical studies in the United States and Africa.

CellegesicTM (nitroglycerin ointment), branded Rectogesic® outside the United States, is approved and is being marketed in the United Kingdom by ProStrakan, for the treatment of pain associated with chronic anal fissures. A similar formulation of Rectogesic is currently being sold in Australia, New Zealand, Singapore and South Korea.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; the timing and outcome of the FDA Advisory Committee that will review the Cellegesic NDA and the timing and outcome of FDA action following that review and the need and ability to complete corporate partnerships and additional financings. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Based on the current cash position and negative operating cash flows, Cellegy will receive a going concern qualification in the report of its independent registered public accounting firm included in the Annual Report on Form 10-K for the year ended December 31, 2005, expressing substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company’s cash resources are limited and the Company is currently considering sales of assets, including its technologies, partnering with other firms for the development and commercialization of its product candidates and further reductions in expense.

Cellegy believes that available cash resources will be adequate to satisfy our capital needs through at least April 30, 2006 assuming no material adverse financial impact associated with the PDI litigation and any subsequent legal proceedings. At present, our revenues from existing licensing arrangements, funding agreements and other sources are not sufficient to offset our ongoing operating expenses or to pay in full our current obligations. The Company’s plans with regard to these matters include raising additional required funds through one or more of the following options, among others: sales of assets, seeking partnerships with other pharmaceutical companies or private foundations to co-develop and fund research and development efforts, pursuing additional out-licensing arrangements with third parties, re-licensing and monetizing the Company’s expected future payments from existing licensees and seeking equity or debt financing. In addition, the Company will continue to implement cost reduction programs and reduce discretionary spending, if necessary. Funds provided from sales of subsidiaries, assets, equity or debt financing, or other arrangements, if obtained, would permit satisfaction of capital needs for a longer period of time. There is no assurance that any of the above options will be implemented on a timely basis or that the Company will be able to obtain additional financing on acceptable terms, if at all. A favorable determination by the FDA Advisory Committee and the FDA following the scheduled April 2006 hearing on our Cellegesic NDA may improve the prospects for one or more such transactions although there can be no assurances that this will be the case. The existence and extent of our obligations could adversely affect our business, operations and financial condition. Failure to obtain additional funds as described above may affect the timing of development, clinical trials or commercialization activities relating to certain products and could require us to curtail our operations, reduce personnel, sell part or all of our assets or seek protection under bankruptcy laws. There is a risk that one or more of our creditors could bring lawsuits to collect amounts to which they believe they are entitled. In the event of lawsuits of this type, if we are unable to negotiate settlements or satisfy our obligations, we could be forced into bankruptcy.

Cellegy Pharmaceuticals, Inc.:
Richard C. Williams	Robert J. Caso
Chairman and Interim CEO	Vice President, Finance & CFO
(650) 616-2200	(215) 914-0900 Ext. 603
www.cellegy.com

CELLEGY PHARMACEUTICALS, INC.

SUMMARY FINANCIAL RESULTS

December 31, 2005

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Years ended December 31,
	2005	2004

Revenues	$12,835	$2,596

Cost and expenses:
Cost of product sales	385	148
Selling, general and administrative	9,249	6,641
Research and development	8,481	9,599
Purchased Research and development	-	14,982
Total costs and expenses	18,115	31,370

Operating Loss	(5,279)	(28,774)

Interest and other income, net	272	620

Net Loss	$(5,008)	$(28,154)

Basic and diluted net loss per common share	$(0.18)	$(1.28)

Weighted average common shares used in computing basic and diluted net loss per common share	28,497	22,021

CELLEGY PHARMACEUTICALS, INC.

SUMMARY FINANCIAL RESULTS

December 31, 2005
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	As of December 31,
	2005	2004

Cash, restricted cash and investments	$2,262	$8,933
Other assets	4,188	4,930

Total assets	$6,450	$13,863

Current liabilities	$4,114	$5,613
Deferred revenue	8,363	13,865
Other long-term payables and derivative instrument	448	1,128
Stockholders' deficit	(6,477)	(6,743)

Total liabilities and stockholders' deficit	$6,450	$13,863